Exhibit A

AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
THE PARKVIEW GROUP, INC.

          This Amendment to the Certificate of Incorporation of The Parkview Group, Inc. (the “Company”) was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of Delaware (the “GCLD”) and by the written consent of the holders of more than a majority of the issued and outstanding shares entitled to vote thereon in accordance with Section 228 of the GCLD.

          The following amendments and revisions shall replace the corresponding paragraphs of the Company’s Certificate of Incorporation in their entirety as follows:

a)	Paragraph 4. shall read as follows:

The total number of shares of capital stock which the Company shall have authority to issue is: Eighty Million (80,000,000) shares, Seventy-Five (75,000,000) Million shares of which would be post-reverse split common stock, par value $.001 per share, and Five Million (5,000,000) shares of which would be preferred stock, par value $.001 per share. Each three (3) shares of Common Stock outstanding at 4:00 P.M. EDT on April 30, 2010 shall be deemed to be one (1) share of Common Stock of the Company, par value $.001 per share.

	A.	COMMON STOCK

The designations and the powers preferences and rights, and the qualifications, limitations or restrictions of the common stock are as follows:

At all elections of directors of the Company, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of common stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

	B.	PREFERRED STOCK

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the Preferred Stock in series and by filing a certificate pursuant to the Delaware General Corporation Law to establish the number of shares to be included in each series. The Preferred Stock may be issued either as a class without series, or if so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term Preferred Stock” is used in this Certificate of Incorporation, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both unless the context shall otherwise require.

There is hereby expressly granted to the Board of Directors authority to fix the voting power, the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of said Preferred Stock in the resolution or resolutions adopted by the Board of Directors providing for the issuance of said Preferred Stock.

C.	GENERAL

No holder of Common Stock or Preferred Stock shall have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of any class, whether now or hereafter authorized.

Subject to the provisions of law and the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock or Common Stock, from time to time for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid. Shares so issued, for which the consideration has been paid or delivered to the Corporation, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

IN WITNESS WHEREOF, The Parkview Group, Inc. has caused this Amendment to the Certificate of Incorporation to be executed by its duly authorized officer on this 10th day of May, 2010. This Amendment to the Certificate of Incorporation shall become effective as of May 31, 2010.

By:	/s/ Richard B. Frost
Richard B. Frost,
Chairman of the Board,
Chief Executive Officer